Exhibit 10.1

CHIEF FINANCIAL OFFICER EMPLOYMENT AGREEMENT

This Chief Financial Officer Employment Agreement (this “Agreement”) is made and entered into on the 12th day of December, 2014 (the “Effective Date”) by and between The Joint Corp. ("Employer"), with offices at 16767 N. Perimeter Drive, Suite, 240, Scottsdale, Arizona 85260 and Francis T. Joyce ("Executive"), residing at 19 Brians Way,Princeton Junction, New Jersey 08550.

RECITALS

WHEREAS, Employer believes that Executive’s s experience, knowledge, reputation and industry contacts are of great potential value to Employer's future growth and profits; and

WHEREAS, Employer wishes to employ Executive and Executive desires to be employed by Employer;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, Employer and Executive agree as follows:

1. Employment. Contingent upon Executive entering into a Confidentiality, Non-Interference and Non-Competition Agreement (the “Confidentiality Agreement”), in a form reasonably satisfactory to Employer, Employer agrees to and hereby does employ Executive, and Executive agrees to and is hereby employed by the Company. Executive shall have the title of and perform the duties of the Chief Financial Officer and Treasurer of Employer. The term of this Agreement is for the period of one year from the Effective Date set forth above.

2. Duties of Executive. Executive agrees to devote his necessary full time, attention, skill, and efforts to the performance of his duties as Chief Financial Officer and Treasurer of Employer as such duties may be assigned by Employer. Executive shall report directly to Employer’s Chief Executive Officer.

3. Compensation. Employer shall pay Executive a base salary of Two Hundred Forty-Five Thousand and No/100 Dollars ($245,000.00) per year (“Base Salary”). Executive’s Base Salary may be increased on a yearly basis, but may not be reduced by more than five percent (5%) in any given year. Executive’s Base Salary is compensation for the duties described above. Executive may also receive a yearly Bonus of 40% of his then existing Base Salary. Seventy-Five percent (75%) of the Bonus will be paid if Employer meets the earnings target as set by the Board of Directors at the beginning of each calendar year. Twenty-Five percent (25%) of the Bonus will be paid if Executive reaches the individual targets as set by the CEO or Board of Directors at the beginning of each calendar.

In addition to Executive’s Base Salary and Bonus, Employer will immediately grant to Executive a restricted stock award of 95,000 shares of Employer’s common stock, which shall vest in equal monthly installments over a 48 month period. The balance of the 95,000 shares of stock that has not yet vested is referred to herein as “unvested stock”.

Executive shall also be eligible to participate in any award of Employer stock as part of Employer’s Senior Executive Compensation Plan or otherwise to the same extent as Employer’s other senior executive employees, including vested and unvested stock, and any stock options.

4. Vacation. Executive shall be entitled to paid vacation time to the same extent as provided to Employer’s other senior executive employees.

5. 401K Plan. Currently, Employer does not have a 401(k) Plan. It is anticipated that Executive will assist in developing an Employer 401(k) Plan during 2015. Executive shall be entitled to participate in any 401(k) Plan developed by Employer to the same extent as Employer’s other senior executive employees.

6. Health Insurance Benefits. Executive will be entitled to apply for enrollment in Employer’s health insurance plan and dental plan (including family benefits) under the same terms and conditions as provided to Employer’s other senior executive employees.

7. Termination. (a) During the one-year term of this Agreement, Employer may terminate Executive’s employment only for cause. “Cause” is defined as: (i) breach of Executive’s obligations under this Agreement after he has been given notice specifying the breach and a reasonable opportunity to cure the breach; (ii) failure to adhere to any written policy of Employer after Executive has been given notice specifying the failure and a reasonable opportunity to comply with such policy or cure the failure to comply; (iii) Executive’s conviction of, indictment for or the entering of a guilty plea or plea of no contest with respect to a felony, or the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; (iv) Executive’s commission of an act of fraud; (v) the misappropriation (or attempted misappropriation) of any funds or property; (vi) Executive’s engagement in any direct, material conflict of interest with Employer; (vii) Executive’s engagement, without the written consent of Employer’s Board of Directors, in any activity which competes with the business of Employer or which would result in a material injury to Employer; (viii) Executive’s engagement in any activity that would constitute a material violation of any insider trading or business ethics policy of Employer, if any, then in effect; or (ix) Executive’s breach of any provision of the Confidentiality Agreement.

(b) Upon a termination for Cause, Executive shall receive from Employer: (i) his prorated Base Salary through the last day of employment; and (ii) all vested stock, but no other compensation. Should Employer terminate Executive’s employment within the one year term of this Agreement without Cause, Executive shall receive from Employer: (i) severance pay equal to six (6) months of Executive’s Base Salary; (ii) all vested stock; (iii) 50% of all unvested stock, which shall immediately vest upon termination; (iv) the Bonus that Executive would have otherwise received for the first year of employment had is employment not been terminated (to paid at the end of the first quarter of the following year); and (v) any stock options Executive received shall immediately vest and remain exercisable for a period of ninety (90) days following the effective date of termination.

(c) After the one year term of this Agreement, Executive’s employment shall become at-will. Notwithstanding the at-will employment relationship, if Executive is terminated for Cause after the initial one year term of this Agreement, Executive shall receive from Employer: (i) his prorated Base Salary through the last day of employment; and (ii) all vested stock, but no other compensation. If Employer should terminate Executive’s employment without Cause after the initial one year term of this Agreement (except in the case of a “Change in Control” as set forth below), Executive shall receive from Employer: (i) severance pay equal to six (6) months of Executive’s then existing Base Salary; (ii) all vested stock; (iii) 50% of all unvested stock, which shall immediately vest upon termination; (iv) any unpaid Bonus earned during the previous calendar year (to be paid at the end of the first quarter of the following year); (v) the Bonus Executive would have received for the year in which his employment was terminated, but prorated based upon the number of days in the year in which Executive was employed (to be paid at the end of the first quarter of the following year); and (vi) any stock options Executive received shall immediately vest and remain exercisable for a period of ninety (90) days following the effective date of termination.

(d) If at any time after execution of this Agreement, including within the first year, Executive’s employment is terminated without Cause due to a “Change in Control”, Executive shall receive from Employer: (i) severance pay equal to six (6) months of Executive’s then existing Base Salary: (ii) all vested stock; (iii) all unvested stock, which shall immediately vest upon termination; (iv) any unpaid Bonus earned during the previous calendar year (to be paid at the end of the first quarter of the following year); (v) the Bonus Executive would have received for the year in which his employment was terminated, but prorated based upon the of the number of days in the year in which Executive was employed (to be paid at the end of the first quarter of the following year); and (vi) any stock options Executive received shall immediately vest and remain exercisable for a period of ninety (90) days following the effective date of termination. A “Change in Control” is defined for purposes of this Agreement as that term is defined in Employer’s 2012 Stock Plan.

(e) If Executive voluntarily terminates his employment with Employer either during the one year term of this Agreement or after, Executive shall receive from Employer: (i) his prorated Base Salary through the last day of employment; (ii) all vested stock; and (iii) Executive shall be entitled to exercise all stock options that have vested through the date of termination within 90 days following the effective date of termination, but no other compensation.

(f) Notwithstanding the foregoing, Executive understands and agrees Executive shall not be entitled to receive severance compensation pursuant to this Section 7 (other than salary earned and stock vested, each through the date of termination, and the right to exercise options that have vested through the date of termination within 90 days following the date of termination) unless, within fifteen (15) days after the date of termination, the Executive first executes and does not revoke a separation agreement and release in form and substance satisfactory to the Employer and its counsel releasing the Employer and all affiliated and related entities and their current and former officers, directors, employees, agents and clients from any and all claims related to his employment, this Agreement and the termination of his employment permitted to be released by applicable law; provided, that such Release shall contain no post-employment restrictions on competition and/or solicitation other than those contained in the Confidentiality Agreement.

(g) The definition of “Cause” contained in Subsection 7(a), and subsections 7(c), (d), (e) and (f) shall survive the expiration or termination of this Agreement. The Change in Control provisions and Employer’s Termination obligations as provided in this Section 7, including the obligations to pay severance and provide Executive with company stock (vested and options) shall also survive the expiration or termination of this Agreement.

(h) All severance payments made pursuant to this Section 7 shall be paid in accordance with normal payroll procedures.

8. Payment of Relocation Expenses. As part of the consideration to induce Executive to accept employment with Employer and to relocate from New Jersey to Arizona, Employer agrees to pay Executive’s relocation expenses in an amount not to exceed $12,500.00.

9. Commuting Expenses. It is anticipated that Executive will commute from New Jersey to Arizona to work during the initial months of Executive’s employment. Employer will reimburse Executive for Executive’s reasonable, documented commuting expenses for a period of time not to exceed three (3) months from the Effective Date set forth above.

10. Binding Effect. This Agreement shall be binding on and shall inure to the benefit of any successor or successors of Employer and the personal representatives of Executive.

11. Governing Law. It is agreed that this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Arizona, without regard to its conflicts of laws provisions.

12. Entire Agreement. This Agreement shall constitute the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

13. Modification of Agreement. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

14. No Waiver. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

15. Notices. All notices, requests, demands, or other communications under this Agreement shall be in writing, and shall be sent by reputable overnight courier, certified US mail, return receipt requests, or other trackable means, to the address set forth on the first page of this Agreement, or to such other address as a party may designate by notice sent in accordance with this section. Notices shall be effective when received.

IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed on the date indicated below.

EXECUTIVE:		Employer:
Francis T. Joyce		The Joint Corp.

By:	/s/ Francis T. Joyce	By:	/s/ John B. Richards
	Francis T. Joyce		John B. Richards, CEO

Date:	12/11/14	Date:	12/11/14